CANCELLATION AND WARRANT EXCHANGE AGREEMENT

     THIS CANCELLATION AND WARRANT EXCHANGE AGREEMENT (the "Agreement") is made as of this 28th day of February, 2006, among GSE SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (the "Company") and DOLPHIN DIRECT EQUITY PARTNERS, LP. a Delaware limited partnership (the "Creditor").

                                    RECITALS

     WHEREAS, the Company entered into that certain Senior Subordinated Secured Convertible Note and Warrant Purchase Agreement dated as of May 26, 2005 (the "Purchase Agreement") with the Creditor whereby the Company (i) issued and sold to the Creditor a senior subordinated secured convertible promissory note of the Company in the aggregate principal amount of $2,000,000 (the "Note"), and (ii) issued to the Creditor a warrant to purchase an aggregate of 380,952 shares of common stock, par value $0.01 per share (the "Warrant"); and

     WHEREAS, the Company wishes to repay and cancel the Note in accordance with the terms and conditions set forth herein;

     WHEREAS, Dolphin Offshore Partners, L.P., an affiliate of the Creditor, has agreed to invest in the Company's private placement of units consisting of up to $4,250,000 of 8% cumulative convertible preferred stock and warrants (the "Private Placement"); and

     WHEREAS, the Company and the Creditor have agreed to exchange the Warrant for an Exchange Warrant, as defined below,

                                   AGREEMENTS

     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree on the following terms and conditions:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 "Closing" shall mean the closing of the transactions contemplated herein, and the closing of the transactions contemplated by the Private Placement.

     1.2 "Closing Date" shall mean February 28, 2006.

     1.3 "Common Stock" shall mean the shares of the Company's common stock, par value $0.01 per share, authorized under the Certificate of Incorporation;

     1.5 "Current Stock Price" for any day shall mean the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the last three trading days, in either case as officially reported by the American Stock Exchange as of 4:00 P.M., New York time.


                                   ARTICLE II
               PAYMENT IN FULL SATISFACTION AND DISCHARGE OF NOTE

     2.1 Upon Closing, the Company agrees to pay the Creditor the following consideration in exchange for the cancellation of the Note, the Warrant and for the participation of Dolphin Offshore Partners, L.P. in the above referenced private offering of the Company's Cumulative Convertible Preferred Stock and Warrants ("Cancellation Payment"):

          (a) in cash, official bank check or wire transfer an amount equal to the principal amount then outstanding plus any accrued interest under the Note at the date of Closing ("Cancellation Payment"); and

          (b) a warrant, in substantially the form attached hereto as Exhibit A (the "Exchange Warrant"), exercisable to acquire 900,000 shares of the Company's common stock at a price per share (the "Exercise Price") equal to $ .67 cents.

     2.2 Upon Closing, the Company agrees to pay to Dolphin Advisors, L.L.C. a transaction fee in the amount of $3,000 in respect of its services to the Creditor related to this transaction.

                                  ARTICLE III
                      CANCELLATION OF THE NOTE AND RELEASE

     3.1 Subject to the terms and conditions set forth herein, Creditor agrees to deliver to Company at Closing the Note marked across its face "CANCELLED," and upon such delivery thereby, shall forever release and discharge the Company of any and all of its obligations under the Note, including any obligation to pay principal and interest.

                                   ARTICLE IV
                     EXCHANGE WARRANT / REGISTRATION RIGHTS

     4.1 Creditor shall exercise the Exchange Warrant to acquire 900,000 shares of the Company's Common Stock promptly after the Company certifies to the Creditor, on or after May 30, 2006, that the following conditions have been met (the "Mandatory Exercise Date"): (i) the Company shall have filed a registration statement with respect to the resale of the Common Stock issuable upon exercise of the Exchange Warrant and such registration statement shall have been declared effective by the Securities and Exchange Commission, (ii) the Common Stock shall be listed on the American Stock Exchange and the Company shall not have received any communication from such exchange regarding the Company's failure to meet listing qualifications or the institution of any delisting proceeding at any time up to and including the Mandatory Exercise Date, (iii) the Current Stock Price shall not be less than $1.25 on the Mandatory Exercise Date and (iv) the average of the Current Stock Prices for each trading day of the 30 calendar day period up to and including the Mandatory Exercise Date shall not be less than $1.25.

     4.2 Company agrees to use its best efforts to file a registration statement with respect to the resale of the Common Stock issuable upon exercise of the Exchange Wan-ant with the SEC within 30 days after the original issuance of the Convertible Preferred Stock and Warrants as set forth in the Registration Rights Agreement attached hereto as Exhibit B.

                                    ARTICLE V
                                     CLOSING

     5.1 Closing Date. The Closing of the transactions contemplated hereby shall be effective as of the delivery of the closing deliverables described in
Section 5.2 on February 28, 2006, or at such time and place as the parties mutually agree.

     5.2 Closing Deliverables. At Closing, (a) the Creditor shall deliver to the Company the Note marked across its face "CANCELLED"; and (b) the Company shall deliver to Creditor the Cancellation Payment and the Warrant.

                                   ARTICLE VI
                                     WAIVERS

     6.1 No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will he deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The waiver by any party hereto at or before the Closing Date of any condition to its obligations hereunder which is not fulfilled shall preclude such party from seeking redress from the other party hereto for breach of any representations, warranty, covenant or agreement contained in this Agreement.

                                  ARTICLE VII
                                 BINDING EFFECT

     7.1 This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns, heirs and legal representatives. Except as otherwise set forth herein. nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under of by reason of this Agreement.

                                  ARTICLE VIII
                 GOVERNING LAW, JURISDICTION, VENUE, REMEDIES,
                           INDEPENDENT LEGAL COUNSEL

     8.1 This Agreement shall be interpreted and construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the choice of law principles thereof. The parties agree that any action hereunder will be held exclusively in the courts in the State of New York. The parties acknowledge that remedies at law, including monetary damages, may be inadequate to remedy a breach of certain material terms herein, including the Creditor's delivery of the Note, and the parties agree that equitable remedies may be necessary to enforce such terms and covenants, including specific performance. The parties acknowledge that the terms of this Agreement have been negotiated by the parties hereto and each of them has had a full opportunity to receive independent business, tax and legal counsel with respect to this Agreement and the transactions contemplated herein.

                                   ARTICLE IX
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Creditor, as follows:

     9.1 Existence. The Company (a) is a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement, (b) is in good standing under the laws of the jurisdiction in which it is organized, (c) has the power to own its property and to carry on its business as now being conducted, and (d) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

     9.2 Power and Authority. The Company has full power and authority to execute and deliver this Agreement and the other financing documents to which it is a party, to incur and perform the obligations under this Agreement, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of the Company, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of the Company, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, or any of the other financing documents, or the performance by the Company of the obligations stated herein.

     9.3 Binding Agreements. This Agreement and the other Financing Documents executed and delivered by the Company have been properly executed and delivered and constitute the valid and legally binding obligations of the Company and are fully enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other Iaws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

     9.4 No Conflicts. Neither the execution, delivery and performance of the terms of this Agreement or of any of the other transaction documents executed and delivered by the Company nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by
(a) the Company's organizational or governing documents, (b) any existing mortgage, indenture, contract or agreement binding on the Company or affecting its property, except for any conflict which could not have a materially adverse effect on the Company, or (c) any applicable Laws.

     9.5 Compliance. Neither the Company nor any of its subsidiaries (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any subsidiary under), nor has the Company or any subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), other than as disclosed in the September 30, 2005 Form 10-Q, (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business.

     9.6 Disclosure. The Company's publicly filed financial statements, and the statements, reports or certificates furnished by the Company in connection with this transaction (a) do not contain any untrue statement of a material fact and
(b) when taken in their entirety, do not omit any material fact necessary to make the statements contained therein not misleading. There is no fact known to the Company which the Company has not disclosed to the Credito in writing prior to the date of this Agreement with respect to the transactions contemplated by the Financing Documents that materially and adversely affects or in the future could, in the reasonable opinion of the Company, materially adversely affect the condition, financial or otherwise, results of operations, business, or assets of the Company and its Subsidiaries taken as a whole.

                                   ARTICLE X
                 REPRESENTATIONS AND WARRANTIES OF THE CREDITOR

     10. l Existence. The Creditor (a) is a Registered Organization under the laws of the jurisdiction stated in the Preamble of this Agreement, (h) is in good standing under the laws of the jurisdiction in which it is organized, (c) has the power to own its property and to carry on its business as now being conducted, and (d) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

     10.2 Power and Authority. The Creditor has full power and authority to execute and deliver this Agreement and the other financing documents to which it is a party, to incur and perform the obligations under this Agreement, all of which have been duly authorized by all proper and necessary action. No consent or approval of owners or any creditors of the Creditor, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of the Creditor, is required as a condition to the execution, delivery, validity or enforceability of this Agreement, or any of the other financing documents, or the performance by the Creditor of the obligations stated herein.

                                   ARTICLE XI
                                  COUNTERPARTS

     11.1. This Agreement may be executed in counterpart originals, each of which shall constitute an executed original and together shall constitute a fully-executed document.

                                  ARTICLE XII
                                    NOTICES

     12.1 All notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, or (iii) one business day after being deposited with a reputable next-day courier, postage prepaid, to the parties as follows:

        if to the Company:

                GSE Systems, Inc.
                7133 Rutherford Road, Suite 200
                Baltimore, Maryland 21244
                Facsimile: (410) 277-5287
                Attn: John Moran

        with a copy to:

                Kalbian Hagerty LLP
                888 17th Street, NW, Suite 1000
                Washington, D.C. 20006
                Facsimile: (202) 223-6625
                Attn: James R. Hagerty, Esq.

        if to the Creditor:

                Dolphin Direct Equity Partners, L.P.
                c/o Dolphin Asset Management Corp.
                129 East 17th Street
                New York, New York 10003
                Facsimile: (212) 656-1212
                Attn: Carlos P. Salas


     The Company or the Creditor by notice to the other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication mailed to the Creditor shall be mailed by first class mail or other equivalent means at such Creditor's address and shall be sufficiently given to such Creditor if so mailed within the time prescribed.